Exhibit 14.1

Business Ethics

and Code of Conduct

3000 Riverchase Galleria

Suite 1700
Birmingham, AL 35244

www.walterenergy.com

Revised November 2011

WALTER ENERGY, INC.

November, 2011

Dear Fellow Employees,

Walter Energy, Inc. expects all of its and its subsidiaries, employees, directors and officers and any consultants, agents and third parties acting on behalf of the Company (“Walter Personnel”) to conduct business in accordance with the highest standards of ethical behavior and honesty. The Board of Directors would like to reiterate in the plainest possible terms the importance of the Company’s requirements regarding the conduct of all Walter Personnel.

All Walter Personnel are expected to read the attached Policy and to strictly comply with every aspect of its requirements

There are no exceptions to the attached Policy or any legitimate excuses for noncompliance with its terms. Any failure by Walter Personnel to comply with the requirements of the attached Policy will be dealt with severely. If any Walter Personnel observes conduct which he or she believes is a violation of the Policy, such conduct should be reported immediately using the procedures specified in Section 17.1 of this Policy.

I trust you appreciate that the conduct required by the attached Policy is critical to our individual livelihoods and careers as well as to the success and viability of the Company. Your faithful attention to the requirements of the attached Policy is very much appreciated.

Yours sincerely,

Walt Scheller

CEO - Walter Energy

TABLE OF CONTENTS

1.0	INTRODUCTION AND APPLICABILITY		4
2.0	CONFLICT OF INTEREST		5
3.0	ENTERTAINMENT OR GIFTS		7
	3.1	DEALING WITH OUR SUPPLIERS	8
	3.2	DEALING WITH OUR CUSTOMERS	9
4.0	ACCURACY OF COMPANY RECORDS AND REPORTING		10
	4.1	FINANCIAL REPORTING AND PUBLIC DISCLOSURES	11
5.0	CONFIDENTIAL INFORMATION		12
6.0	COMPANY ASSETS		12
7.0	INFORMATION SECURITY		13
8.0	SECURITIES LAWS AND INSIDER INFORMATION		13
9.0	OTHER LAWS		13
	9.1	ANTITRUST	14
	9.2	ANTI-CORRUPTION	15
	9.3	ENVIRONMENTAL / HEALTH AND SAFETY COMPLIANCE	16
10.0	EQUAL EMPLOYMENT OPPORTUNITY AND ANTI-HARASSMENT		17
11.0	DRUG AND ALCOHOL FREE WORKPLACE		17
12.0	ADVERTISING / PROMOTION		18
13.0	POLITICAL AND CHARITABLE CONTRIBUTIONS		18
14.0	TRADE ASSOCIATIONS		18
15.0	PERSONAL RESPONSIBILITY		19
16.0	CODE OF CONDUCT COMPLIANCE PROGRAM		19
	16.1	IMPROPER USE OF THE PROGRAM	20
	16.2	PENALTIES FOR VIOLATIONS OF THE CODE	20
	16.3	WAIVERS OF THE CODE	20
17.0	MANDATORY REPORTING OF SUSPECTED VIOLATIONS		20
	17.1	PROCEDURES FOR MAKING REPORTS	21
	17.2	CONFIDENTIALITY	21
18.0	GOVERNMENTAL AND REGULATORY INVESTIGATIONS		22
	18.1	COMPLIANCE WITH INVESTIGATIONS	22
	18.2	DOCUMENT RETENTION	22
19.0	RETALIATION PROHIBITED		22

The Company strives to provide a safe, healthy and productive work environment. All Walter Personnel have a personal responsibility to other employees and to the Company to help eliminate actions or circumstances that undermine such work environment.

Ethical business conduct requires that even the appearance of inappropriate behavior be avoided as well as the behavior itself. The appearance of impropriety can often be avoided by complete and early disclosure of events to appropriate authorities within the Company. Disclosure and approval received before the fact will frequently avoid questions with regard to subsequent conduct. In conducting their affairs and the affairs of the Company, Walter Personnel should remember that over-disclosure is preferable to under-disclosure.

1.0                               INTRODUCTION AND APPLICABILITY

We often hear or read about the concept of “values,” the principles that guide the manner in which we conduct our daily lives, interact with our families and treat others. In much the same way, a corporation relies upon the fundamental principles, or “core values,” of its employees to achieve its business goals.

Walter Energy, Inc. and its subsidiaries (the “Company”) have always maintained policies and procedures that underscore our commitment to ethical, moral and legal business conduct. The principles and procedures set forth in this Business Ethics and Code of Conduct (the “Code”) outline acceptable workplace behavior and business practices. This Code applies to all of the Company’s employees, directors and officers and to consultants, agents and third parties acting on behalf of the Company. Where it is used in this Code, the term “Walter Personnel” shall include each of these individuals.

Of the many values implicit in the Code, none is more important than integrity, the common thread that connects all our “core values.” No matter how committed we are to quality, how we innovative are, how many hours we work or ideas we provide, the long-term success of our company ultimately depends on building trusting relationships with customers, suppliers, business partners, investors and each other. This Code outlines the principles through which we will honor our “core values.”

Please read this Code and become thoroughly familiar with its contents, including the additional Company policies it references. The Code should be used as a personal primer on legal and ethical business conduct and as a reminder to all Walter Personnel of his or her responsibility to maintain ethical business conduct. Walter Personnel should strive to maintain the highest ethical standards and seek guidance if needed.

Our Mission:

To safely and responsibly produce and sell premium coal and other energy resources to customers who build, supply and power the world.

Our Vision:

To be the leading provider of premium coking coal for the global steel industry, and a company that is committed to the safety and well-being of our employees and communities; respect for the environment; the continued growth of our portfolio of energy businesses; and long-term shareholder value.

Our Values:

Safety — Above all else, we value the safety and well-being of our employees, communities and those with whom we do business.

Integrity — We expect integrity and ethical behavior of ourselves and of others.

Innovation — We rely on our experience and expertise to find innovative solutions for our customers.

Respect — We respect the individual, the value of our differences and how these differences build a stronger team. We respect the environment. We understand that we produce a scarce natural resource and that we have a duty to operate in an environmentally responsible way.

Energy — Energy is both our business and a core value. We approach our work with a sense of urgency and a determination to be proactive in meeting customer needs

2.0                               CONFLICT OF INTEREST

A conflict of interest arises in any situation in which personal, social, financial or political activities have the potential of interfering with objectivity or work at the Company. Business decisions must be made in the best interest of the Company and cannot be influenced by personal considerations that consciously or unconsciously affect judgment as to what is in the best interest of the Company.

Avoid any situation that would create a conflict, or even the appearance of conflict. Conflicts of interest can take many forms; the Code addresses several of them. It is the responsibility of each individual to prevent conflicts of interest or the appearance of one by seeking advice when there may be a conflict. It is also each individual’s responsibility to disclose all situations that might present a real or perceived conflict of interest.

As a guide, the following are examples of areas which may present potential conflicts of interest.

•                  Investments: No Walter Personnel or his or her immediate family may have a significant financial interest or management control in a competitor, supplier or customer of the Company or other entity that does or seeks to do business with the Company. A nominal or portfolio investment in a publicly traded firm normally does not represent a conflict of interest, provided it does not affect his or her efforts on behalf of the Company.

•                  Outside Business Activity: No Walter Personnel may have any outside business interest that diverts a significant amount of time or attention from his or her duties and responsibilities to the Company.

•                  Employment/Business Activities of Relatives: If a spouse or close relative of Walter Personnel is an employee and/or owner of a customer, supplier, competitor or other entity that does or seeks to do business with the Company, the related Walter Personnel are expected to disclose the relationship to the Company. Walter Personnel may not discuss any confidential Company activity with such persons or reveal any confidential Company papers or materials.

Under no circumstances are Walter Personnel to use their position to influence the hiring of a close relative. Similarly, if a close relative is also an employee of the Company it is unacceptable for related Walter Personnel to be in a position to influence, directly or indirectly, employment or performance decisions regarding the relative.

•                  Business Opportunities: Walter Personnel are not to take, or permit others to take, advantage of a business opportunity that properly belongs to the Company, and should promptly report to the Company the existence of any such opportunities of which they become aware. Walter Personnel should not compete with the Company or use Company property, information or position for personal gain.

•                  Executive Loans: Directors and executive officers are prohibited from receiving a loan of any amount or type from the Company.

•                  Employees may not accept membership on the board of directors or serve as an officer, agent, consultant or advisor of any competitor, supplier or customer of the Company.

•                  Walter Personnel may not lend money, guarantee debts, borrow money, or accept gifts or favors in a way that could appear to place them under obligations to a competitor, supplier, or customer of the Company.

If you are uncertain whether a particular transaction or relationship may give rise to a conflict of interest, you are encouraged to discuss the matter with your manager or supervisor, an Ethics Officer or a member of the Ethics Committee before taking any action. Any actual or potential conflicts should be reported to a manager or supervisor, an Ethics Officer or a member of the Ethics Committee. No activities that result in a conflict of interest may be undertaken except where an Ethics Officer or a member of the Ethics Committee has given prior written approval.

Disclosure of a conflict may not resolve the conflict. Once a conflict is disclosed, the appropriate official will work with the representative to address the risks associated with the conflict. This process may include termination of the arrangements that created the conflict.

Notwithstanding the foregoing, the Company recognizes and allows lawful affirmative actions that are encouraged or required by applicable local law to increase opportunities for historically disadvantaged groups, which include, but are not limited to: aboriginal groups, minorities, people with disabilities and certain veterans.

3.0                               ENTERTAINMENT OR GIFTS

Business decisions by Walter Personnel are expected to be made fairly and impartially and only on the basis of quality, reputation, service, price and similar competitive factors. Therefore, good judgment and moderation must be exercised when accepting entertainment and/or gifts in order to avoid even the appearance that a business decision has been influenced. Such gifts include, but are not limited to, cash, honoraria or other fees, entertainment and recreation (tickets to sporting, recreational or other events, passes, fees, etc.), services, training, transportation, discounts, promotional items, lodging, meals, drinks, door prizes, or use of a donor’s time, material, equipment or facilities.

Certain gifts and entertainment are not to be accepted under any circumstances, including loans from individuals or organizations having dealings with the Company (unless such individual or organization is in the business of making loans), any form of cash gratuities, private or personal discounts not sanctioned by the Company, and any illegal activities. In addition, the direct or indirect offer, payment, solicitation or acceptance of bribes or kickbacks is always an unacceptable practice.

Specific guidelines relating to accepting entertainment or gifts from suppliers and customers are provided in sections relating to supplier and customer relationships. Walter Personnel who have questions regarding the appropriateness of accepting entertainment or gifts are encouraged to seek the advice of their manager or supervisor, an Ethics Officer, or any member of the Ethics Committee.

This section governs the acceptance of gifts by Walter Personnel. The Company has also established guidelines for giving gifts and other things of value by Walter Personnel to persons not affiliated with the Company. These guidelines are available in the Company’s Anti-Bribery and Anti-Corruption Law Compliance Program and Manual.

As a general guideline, gifts, meals, entertainment and other items of value given to “public officials” (as defined in Anti-Bribery and Anti-Corruption Law Compliance Program and Manual) are strictly limited in value to U.S. $150 per person. This is a total amount — for example, if an official is taken out to dinner and then to a sporting event in connection with genuine business discussion, the total cost of the evening should not exceed U.S. $150. With respect to interactions with government/public officials that are expected to exceed U.S. $150 per person in aggregate value require pre-approval from the Walter Compliance Officer, the Walter General Counsel or the senior Company manager in the country where the relevant payment will be made or where the relevant official resides. Similarly, gifts, meals, entertainment and other items of value given to private individuals are limited in value to U.S. $300 per person. These acts should not only be legal and proper but should also give that appearance. No gift, meal, entertainment or other item of value shall be given in return for a business advantage or for any other improper purpose. It is important that you consult the Company’s Anti-Bribery and Anti-Corruption Law Compliance Program and Manual, an Ethics Officer, or any member of the Ethics Committee prior to offering gifts or other business courtesies — particularly when the recipient may be a public official of any nation.

3.1                               Dealing with Our Suppliers

The Company’s worldwide supplier relationships are to be based on the fundamental concepts of honesty, fairness, mutual respect and nondiscrimination. We encourage continued supplier support that will enhance our mutual prosperity and build sound, long-term relationships. At the same time, we respect and value healthy competition for our business. Purchasing decisions by Walter Personnel must therefore be made solely on the basis of quality, reputation, service, cost and similar competitive factors.

Walter Personnel who deal with suppliers or potential suppliers — whether routinely, occasionally or infrequently, directly or indirectly — must be beyond reproach in every business transaction and must not allow themselves to be put into a position where business judgments can be influenced. The following parameters define the overall environment in which business is to be conducted with our suppliers:

•                  Purchases of materials and services are to be performed fairly and impartially and are not to be influenced by bias or favoritism.

•                  All discussions with an existing or potential supplier are to be restricted solely to the Company’s needs and the materials and/or services being offered by or sought from that supplier.

•                  Any Walter Personnel who have authority to approve or influence purchasing decisions is prohibited from giving or receiving from suppliers or potential suppliers entertainment or gifts in excess of a nominal value (U.S. $300) without the specific prior approval of the Ethics Committee.

•                  If attendance by Walter Personnel at a vendor-sponsored event would provide a business opportunity for the Company, or promote a business relationship providing a tangible benefit to the Company, associated expenses should be paid by the Company.

•                  Reciprocity with suppliers will not be tolerated. Bribes, kickbacks, rewards or similar consideration are not to be solicited or accepted in connection with any purchasing transactions.

•                  Walter Personnel who make or approve purchasing decisions are not to solicit gifts of money or time from current or potential suppliers on behalf of charitable, civic or other organizations.

3.2                               Dealing with Our Customers

The Company is committed to providing services and products that meet all contractual obligations and the Company’s quality standards. Our success depends on building productive relationships with our customers based on integrity, ethical behavior and mutual trust. All Walter Personnel are expected to maintain impartial relationships with customers.

We manage our business according to the following principles, regardless of customer merchandising philosophy, format or class of trade:

•                  We will treat all customers fairly and without discrimination.

•                  We will not attempt to unfairly influence customer decisions, including their purchase of competitive items.

•                  In dealing with our customers, Walter Personnel should exercise sound judgment and moderation and should accept or offer entertainment or gratuities only to the extent they are in accordance with reasonable business practices, reasonable customs in the marketplace and Company policy.

•                  The Company will not tolerate reciprocity with customers in any part of the business. Therefore, bribes, kickbacks, rewards, — including cash gratuities and trips — or other similar consideration are not to be solicited, given or accepted in connection with any business transaction.

4.0                               ACCURACY OF COMPANY RECORDS AND REPORTING

All Company business records, safety/Mine Safety and Health Administration records, accounts, and financial statements must be accurate, honest and complete without restriction or qualification. The accuracy of all records involves both factual documentation and ethical evaluation or appraisal. Accuracy of records is of critical importance to the Company.

The Company does not maintain nor does it sanction any “off-the-books” fund for any purpose. Without exception, all Company funds will be accounted for in official Company records, and the identity of each entry and account will be accurate and complete.

The Company prohibits the concealment of any payment by means of passing it through the books and accounts of third parties, such as agents or consultants.

Walter Personnel are expected to be honest, objective and loyal in the performance of their record-keeping responsibilities. No false or misleading entries shall be made on the books or records of the Company and Walter Personnel may not assist another person in making such entries. No acceptable reason exists for a deliberately false or misleading Company record. Walter Personnel are expected to report immediately any suspected inaccuracy or false statement in the Company’s books and records.

The Company prohibits any action to evade taxes payable by the Company. It is likewise not permissible to aid or facilitate Walter Personnel, vendors or customers in misrepresenting or evading taxes payable.

4.1                               Financial Reporting and Public Disclosures

The Company’s financial information and statements are prepared in compliance with generally accepted accounting principles and statutory accounting practices and procedures for regulatory purposes.  Our records must accurately and fairly reflect, in reasonable detail, the Company’s assets, liabilities, revenues and expenses.

The records, data and information owned, used and managed by the Company must be accurate and complete. You are personally responsible for the integrity of the information, reports and records under your control. Making false or misleading statements to anyone, including internal or external auditors, the Company’s counsel, other Company employees or regulators can be a criminal act that can result in severe penalties. You must never withhold or fail to communicate information that should be brought to the attention of higher level management.

You must never take, directly or indirectly, any action to coerce, manipulate, mislead or fraudulently influence the Company’s internal or external auditors in the performance of their audit or review of the Company’s financial statements. In addition, the Company is required under applicable law and stock exchange regulations to avoid the selective disclosure of material non-public information. The Company has established procedures for the release of material information, including the designation of Company spokespersons in accordance with these requirements. Accordingly, no Walter Personnel may disclose material non-public information to any person outside the Company, except in accordance with these procedures. This prohibition extends to discussions concerning the Company and its business in Internet chat rooms, blogs or similar forums. For additional information, see “Confidential Information” below.

If you have any reason to question the integrity and objectivity of the Company’s financial statements, accounting, and internal accounting controls or auditing matters or any other public disclosures made by the Company, or to question the quality or effectiveness of the Company’s system of internal controls, you should express that concern immediately to your manager or supervisor. You may also elevate the issue to higher levels of management within the Company or to the Audit Committee, the Internal Audit Department or the Walter Energy Law Department. Such communication may be open, confidential or anonymous. For additional information, see “Mandatory Reporting of Suspected Violations” below

5.0                               CONFIDENTIAL INFORMATION

Some of the Company’s most valuable assets include non-public Company information. As part of a representative’s job responsibility, in the course of his or her employment, he or she may work with or learn of information and materials that are non-public and confidential. Protecting this information is vital to the Company’s ability to effectively conduct its business.

Walter Personnel must safeguard and must not disclose, except in circumstances where disclosure is authorized by the Company or legally mandated, misuse or destroy any non-public information that is proprietary or confidential to the Company (“Confidential Information”). Walter Personnel have a duty regarding Confidential Information learned during employment continues after his or her employment ends.  Confidential Information is information of a confidential, proprietary or secret nature related to the Company’s business. Such information includes, for example, business contacts, compensation, financial information, trade secrets, lists of data concerning leads, prospects, business and product plans, customer information, information about our business methods, strategy, marketing, pricing, computer programs, intellectual property and/or similar information the Company maintains in confidence.

Confidential Information may also include information learned about customers, competitors, suppliers or others during employment with the Company. Confidential Information excludes information that has been made generally available to the public.

If you are unsure about the confidentiality of a document or other information, please ask your manager or supervisor or the Walter Energy Law Department.

6.0                               COMPANY ASSETS

Company assets are to be protected and used only for their intended corporate purposes and must not be used for personal benefit unless prior approval has been properly granted. Company assets include Confidential Information, personnel, funds, records, facilities, materials or equipment (including vehicles, telecommunications equipment, computers and computer-related properties). Company assets may not be loaned or disposed of, regardless of condition or value, without authorization. Any instances of theft, fraud or misappropriation of Company assets will be addressed with appropriate disciplinary action.

For related information, including acceptable use of the internet and e-mail, refer to the Company’s Computer, E-mail, Telephone, Voice Mail and Internet Access Policy.

7.0                               INFORMATION SECURITY

Information and information systems are critical to the Company’s assets. Accordingly, Walter Personnel have a duty to preserve, increase the effectiveness and reliability of, and account for Company information and information systems. Walter Personnel are expected to take appropriate steps to ensure that information and systems are properly protected from a variety of threats such as error, fraud, embezzlement, sabotage, extortion, industrial espionage, privacy violations and natural disaster.

Security measures must be employed regardless of the medium on which information is stored (fiche, paper, magnetic media, etc.) or the methods by which it is moved (electronic mail, face-to-face conversation, etc.). Such protection includes basing access to information on the need to know. Managers are expected to devote sufficient time and resources to enforce information security for information under their control or use.

For related information, refer to the Company’s Computer, E-mail, Telephone, Voice Mail and Internet Access Policy.

8.0                               SECURITIES LAWS AND INSIDER INFORMATION

Since common stock and certain other securities issued by the Company are publicly traded, the Company is, and Walter Personnel are, subject to numerous federal, state and local laws regulating disclosure of Company information and the trading of its securities.

For detailed information, please refer to the Company’s Insider Trading Policy. If you have questions or are uncertain about how these laws may apply to a specific activity, contact the Walter Energy Law Department. We encourage you to ask questions and seek advice.

9.0                               OTHER LAWS

Walter Personnel are expected to follow the laws, regulations, judicial decrees and orders applicable to the Company, its property, employees and actions. While this Code addresses some specific legal areas, it cannot comprehensively set forth all applicable legal requirements. If in doubt about any course of action, it is important for Walter Personnel to report their concerns to or seek advice from their manager or supervisor or, if they prefer, to the Company’s auditors, Walter Energy Law Department or other designated person.

Compliance with all laws, regulations and company policies, is a minimum expectation. It should be understood, however, that upholding the Company’s core values and this Code may require more than mere compliance with laws and regulations. Walter Personnel who perform work internationally are also subject to the laws and regulations of the countries in which the Company does business. You may find that there is a conflict between the laws of the countries in which the Company operates and the laws of the United States or Company policy. In those situations, Walter Personnel must consult with the Walter Energy Law Department or the Ethics Committee to receive direction on how to handle the conflict.

9.1                               Antitrust

The Company’s business is conducted under conditions of intense competition. The Company is committed to the concept of fair and vigorous competition for contributing to economic and social progress. This specifically includes adherence to antitrust laws and regulations.

The Company will not knowingly enter into business arrangements that eliminate or discourage competition or that provide the Company with an improper competitive advantage.

Antitrust laws contain strict rules to ensure that businesses do not behave in a manner which restricts competition on the market. Although antitrust provisions vary according to jurisdiction, some general principles apply. In particular, the following types of agreements or understandings with competitors may violate antitrust laws:

•                  Price fixing;

•                  Dividing the market by allocating territories or markets among competitors;

•                  Limiting the production or sale of products or product lines;

•                  Bid rigging; and/or

•                  Disclosure or receipt of commercially sensitive confidential information in relation to a competitor.

Walter Personnel involved in any dealings with competitors are expected to know that antitrust laws may apply to their activities and must consult with the Walter Energy Law Department or the Ethics Committee before negotiating with or entering into any arrangement with a competitor.

Walter Personnel should note that certain provisions in agreements with the Company’s customers and suppliers may also infringe antitrust laws.  In particular the antitrust laws in many jurisdictions prohibit, for example:

•                  Fixing resale prices; and/or

•                  Entering into agreements to divide markets by territory or customer group (except in specific circumstances).

In addition to the above, Walter Personnel should be aware that the following actions taken by the Company itself (i.e., even without involving any agreement with other companies) may violate antitrust laws (particularly if the Company could be regarded as having a “dominant” market position):

•                  Boycotting suppliers or customers;

•                  Pricing intended to run a competitor out of business;

•                  Offering loyalty discounts and rebates;

•                  Discriminatory or predatory pricing;

•                  Conditioning the sale of one product/service on the sale of another unwanted product/service; and/or

•                  Conditioning the sale or purchase of products/services on the requirement that the seller or purchaser not do business with competitors of the Company.

In addition, disparaging, misrepresenting or harassing a competitor, or engaging in bribery, providing kickbacks or stealing trade secrets, may also violate antitrust law.

Walter Personnel must avoid engaging in or discussing any of the above activities with competitors, suppliers, or customers, and must report any instances in which such activities are proposed or discussed to the Walter Energy Law Department or the Ethics Committee. If you have questions or are uncertain about how these laws may apply to a specific activity, contact the Walter Energy Law Department. We encourage you to ask questions and seek advice.

9.2                               Anti-Corruption

The Company prohibits improper international business practices and complies with all applicable anti-bribery and anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act, the Canadian Corruption of Foreign Public Officials Act, and the UK Bribery Act, similar laws of host nations, and related anti-bribery conventions. Generally speaking, these laws and Company policy prohibit corruptly offering anything of value, directly or indirectly, to any person — with a particular focus on interactions with foreign officials — in order to obtain or retain business. These laws and Company policy also require strict internal accounting controls and accurate recording of Company expenses in order to prevent concealment of bribery.

The anti-corruption laws noted above and the Company’s compliance policies in this important area are contained in the Company’s Anti-Bribery and Anti-Corruption Law Compliance Program and Manual. All Walter Personnel should carefully review the Anti-Bribery and Anti-Corruption Law Compliance Program and Manual and are expected to be familiar with its requirements. Any questions regarding the applicability or effect of these laws or the Anti-Bribery and Anti-Corruption Law Compliance Program Manual with regard to any transaction or activity by the Company or by any person on the Company’s behalf should be directed to the Walter Energy Law Department or the Ethics Committee.

Direct or indirect participation by any Walter Personnel in any improper transaction or deviation from established Company accounting practices, including omitted or falsified expense reports or accounting entries, is strictly prohibited. All Walter Personnel have a direct, personal responsibility for complying with these laws and a violation of these laws will result in appropriate disciplinary action and could include termination.

9.3                               Environmental / Health and Safety Compliance

It is Company policy to comply with applicable environmental laws and regulations. Upon discovery of any hazardous or unsafe condition or event that may affect the environmental impact of the Company’s operations, Walter Personnel should promptly notify his or her manager or supervisor or report the matter in accordance with “Mandatory Reporting of Suspected Violations” and, if appropriate, the Walter Energy Law Department.

Walter Personnel are responsible for attaining and maintaining a safe work environment, and each representative is expected to perform in accordance with all health and safety laws, regulations and Company policies. Walter Personnel are responsible for notifying a manager or supervisor, or, if they prefer, the Company’s internal auditors, the Walter Energy Law Department or other designated person, of any hazardous condition in the workplace and any other suspected violation of health and safety laws and regulations.

For related information, refer to the Company’s Environmental, Health and Safety Policy.

10.0                        EQUAL EMPLOYMENT OPPORTUNITY AND ANTI-HARASSMENT

It is the policy and practice of the Company to provide equal employment opportunities to all employees and applicants for employment without regard to race, color, religion, gender, sexual orientation, marital status, age, national origin, disability, veteran status or any other status protected by applicable law, rule or regulation. The Company expressly prohibits any form of unlawful discrimination in the terms and conditions of employment based on an individual’s protected status, including without limitation recruiting, hiring, training, promotion, transfer, compensation, discipline, termination, benefits, and other terms, conditions and privileges of employment. All employment-related decisions will be consistent with the principles of equal opportunity and valid job requirements.

It is also the policy and practice of the Company to maintain and foster a work environment in which all employees are treated with decency and respect. Accordingly, the Company has adopted a zero-tolerance policy toward discrimination and all forms of unlawful harassment, including but not limited to sexual harassment. This zero-tolerance policy means that no form of unlawful discriminatory or harassing conduct towards any employee, client, contractor, or other person in our workplace will be tolerated. The Company is committed to enforcing its policy at all levels within the Company, and any individual who engages in prohibited discrimination or harassment will be subject to appropriate disciplinary action, which could include immediate termination of employment for a first offense.

Although the various countries in which the Company does business may have different legal provisions pertaining to discrimination and harassment in the workplace, the Company will not tolerate discrimination or harassment by any employee, wherever they work. All supervisory and management personnel are responsible for ensuring adherence to the Company’s equal employment opportunity and anti-harassment policies. Any individual who violates these policies will be subject to appropriate disciplinary action, which could result in termination.

Please refer to the Company’s Equal Employment Opportunity and Anti-Harassment Policies for additional guidance and reporting requirements.

11.0                        DRUG AND ALCOHOL FREE WORKPLACE

The use of alcohol or illegal drugs and the misuse of medications can have serious adverse effects on the safety of employees and the work environment. Thus, the manufacture, distribution, dispensation, possession or use of a controlled substance in the Company’s workplace is prohibited. Furthermore, the use of a controlled substance outside the Company’s workplace where the effects of such use impair the employee’s ability to safely and efficiently perform his or her job is prohibited. The presence or use of alcohol in the workplace will not be tolerated.

12.0                        ADVERTISING / PROMOTION

Advertisements used by the Company are to be substantiated by supporting data before they are published or broadcast. Every effort must be made to ensure that the customer is not disappointed by claims for our products that are not supported by performance. The purpose of our advertising has always been to emphasize the quality of our products.

13.0                        POLITICAL AND CHARITABLE CONTRIBUTIONS

Unauthorized contributions or payments of any type (or promises of the same) to any public officials (as defined in the Company’s Anti-Bribery and Anti-Corruption Law Compliance Program and Manual) on the Company’s behalf are strictly forbidden.

The Company supports the personal participation of employees in the political process and respects their right to privacy in their personal political activity. Employees may choose to become involved in political activities provided they undertake these activities on their own behalf (and not on behalf of the Company), on their own time and at their own expense. The Company will not attempt to influence this activity, provided there is no disruption to workplace business and the employee’s political views or activities are not imposed on any other employee of the Company. Employees, as individuals, are allowed to contribute to the party or candidate of his or her choice. Employees will never obtain reimbursement from the Company for any such personal contributions.

Charitable contributions with Company funds, while often permissible, can in some circumstances be used as a disguise for bribery. Therefore, Walter Personnel must be careful to ensure, through due diligence and transparency, that charitable contributions and sponsorships do not constitute or give the appearance of bribery or conflicts of interest. Prior to making or committing to make a charitable donation or similar payment, Walter Personnel must consult with an Ethics Officer and/or review the Company’s Anti-Bribery and Anti-Corruption Law Compliance Program and Manual to ensure that the proposed payment is in accord with Company policy.

14.0                        TRADE ASSOCIATIONS

The Company encourages employee participation in legitimate trade associations.  However, any trade association activities must be limited to those consistent with the Company’s objectives and obligations under applicable antitrust, competition, trade and lobbying laws.  Employees should not join a trade association or participate in any trade association activity unless there are legitimate business benefits to be obtained from the trade association and the activities of the trade association are consistent with applicable competition, trade and lobbying laws as well as Company policies.

15.0                        PERSONAL RESPONSIBILITY

Each of us takes pride in the high standards of conduct that identifies us as Walter Personnel. It is our responsibility to implement and carry out our commitments to our shareholders, customers, suppliers, fellow employees and society as a whole. All Walter Personnel, regardless of position, is expected to assume this responsibility to assist the Company in carrying out these commitments.

All employees assume the responsibility to:

•                  Read and understand the requirements of this Code and the Company policies it references.

•                  Sign required acknowledgment forms and an annual Code Compliance Statement.

•                  Abide by the Code and applicable laws, rules and regulations.

•                  Demonstrate through daily conduct their personal commitment to complying with the Code.

•                  Remain alert to actions by any employee, or any other person or organization with which the Company has a relationship that violate the Code.

•                  Report all Code violations, including complete disclosure of all relevant information.

16.0                        CODE OF CONDUCT COMPLIANCE PROGRAM

To ensure compliance with this Code and all legal and regulatory requirements relevant to our business, a compliance procedure has been established.

This Code is designed to provide guidance to all Walter Personnel on matters of proper business conduct and ethics and should be reviewed with other Company policies and applicable laws, rules and regulations. This compliance procedure has been established to answer questions, provide advice, investigate allegations of wrongdoing and arrange for appropriate corrective and disciplinary action if violations are discovered. The Company’s Ethics Committee oversees administration and monitoring of the program, reviews allegations of Code violations and periodically reports to the Company’s Board of Directors.

16.1                        Improper Use of the Program

In no event will the Company take or threaten any action against an employee for making a report or disclosing information in good faith. Unfortunately, any program can be abused. For example, an employee might attempt to harm another employee through false accusations. Improper use of this compliance procedure will not be tolerated, and such actions will be subject to discipline.

16.2                        Penalties for Violations of the Code

Depending on severity, violations of this Code may result in the Company:

•                  taking disciplinary action, including immediate termination of employment, suspension or demotion;

•                  pursuing civil remedies for restitution; and

•                  referring criminal misconduct to appropriate prosecutorial authorities that can result in criminal jail sentences and/or fines.

Additionally, violations of laws, rules or regulations can expose both you and the Company to criminal and/or civil prosecution.

16.3                        Waivers of the Code

The Company may grant an exception to provisions of the Code. Any waiver of any provision of this Code for directors or executive officers must be approved in writing by the board of directors or a committee of the board of directors, and any waivers of any provision of the Code for any others to whom it applies shall be made by the Ethics Committee.

17.0                        MANDATORY REPORTING OF SUSPECTED VIOLATIONS

All Walter Personnel have the responsibility to report any suspected violation of this Code or any applicable law, rule or regulation. Violations should be reported in detail, conveying as much information as is available to facilitate proper, effective and timely investigation. Allegations will be reviewed and investigated promptly. Walter Personnel are required to cooperate in internal investigations. If all known facts and/or documented evidence are not provided, appropriate review and follow-up may not be possible.

17.1                        Procedures for Making Reports

Violations or possible violations of the Code, Company policies or applicable law, rules or regulations should generally be addressed first with immediate managers or supervisors. This may provide valuable insight or perspective and will encourage resolution of problems within the appropriate department. However, a representative who does not feel comfortable discussing the matter with his or her immediate manager or supervisor should address the matter with the appropriate department head, a member of the Ethics Committee or an Ethics Officer or report it through the special ethics hotline, as follows:

Toll free:	(877) 899-0756 (UK residents will be subject to usual charge rates)
Fax:	(770) 409-5008
E-mail:	hotline@walterenergy.com
Web:	https://www.reportlineweb.com/walterenergy

The Ethics Hotline is independently operated by a third-party provider. Reports received by the operator of the Ethics Hotline will be forwarded to the Ethics Committee for review and investigation, if appropriate. Reports may be made anonymously and confidentially. When possible, written reports should be submitted on the attached Ethical Conduct Inquiry form. Please refer to the Contacts appended to this Code for additional information.

17.2                        Confidentiality

Every effort will be made to protect your identity when you contact the Ethics Committee, an Ethics Officer or appropriate designee directly. In some instances, however, it may be impossible to keep your identity confidential because of the demands of conducting a thorough investigation or because of legal requirements.

During the review, the person or persons conducting the review may not be at liberty to discuss with the complainant the investigation or preliminary findings. Depending on the circumstances, upon completion of the investigation, a summary of findings may be reported to the complainant.

18.0                        GOVERNMENTAL AND REGULATORY INVESTIGATIONS

18.1                        Compliance with Investigations

It is Company policy to cooperate with all reasonable requests or investigations concerning Company business from any applicable legal, governmental or regulatory authority. Representatives must immediately forward any such requests, including requests for interviews or access to documents, and any documents received from a legal, governmental or regulatory authority to the Walter Energy Law Department and wait for instructions before proceeding. In addition, representatives are not normally permitted to contact any regulatory entity or any governmental authority on behalf of the Company without prior approval of the Walter Energy Law Department. Walter Personnel are required to fully cooperate with any inquiry, investigation or proceeding concerning the Company or any of its representatives, and the Company is permitted to retain its own separate and independent legal counsel in connection with any such inquiry, investigation or proceeding.

18.2                        Document Retention

Destruction or falsification of any document that is potentially relevant to a violation of law or a government or regulatory investigation may lead to prosecution for obstruction of justice. Therefore, if Walter Personnel have reason to believe that a violation of the law has been committed or that a governmental criminal, civil or regulatory investigation has or is about to be commenced, he or she must retain all records (including computer records) that are or could be relevant to an investigation of the matter, whether conducted by the Company or by a governmental or regulatory authority. Questions with regard to destruction or retention of documents in this context should be directed to the Walter Energy Law Department.

19.0                        RETALIATION PROHIBITED

The Company prohibits retaliation, or taking any action with the intent to retaliate, against any employee who makes a report in good faith of a potential violation of the Code, Company policy or applicable law, rule or regulation or who participates in an investigation of any such reports. No person making such a report in good faith will be discriminated or retaliated against as a result of having made a report. “Good faith” does not mean that the report or concern raised must be correct, but it does require that the person making the report or raising the concern believe that he or she is providing truthful information. Retaliation or a threat of retaliation is a serious violation of this Code that will result in appropriate disciplinary action, which could include termination of employment.

The contents of this document do not constitute the terms of a contract of employment. This document should not be construed as a guarantee of continued employment. Rather, employment with Walter Energy, Inc. or its subsidiaries is on an “at will” basis (subject to local laws). This means that the employment relationship may be terminated at any time by either the employee or the employer (subject to local laws) for any reason not expressly prohibited by law.

CONTACTS

Current Members of the Ethics Committee:

Chief Executive Officer
c/o Walter Energy
Suite 1700 - 3000 Riverchase Galleria
Birmingham, AL 35244-1370
Phone: (205) 745-2000 / Fax: (205) 278-6716

General Counsel
c/o Walter Energy
Suite 1700 - 3000 Riverchase Galleria
Birmingham, AL 35244-1370
Phone: (205) 745-2000 / Fax: (205) 278-6716

Chief Financial Officer
c/o Walter Energy
Suite 1700 - 3000 Riverchase Galleria
Birmingham, AL 35244-1370
Phone: (205) 745-2000 / Fax: (205) 278-6716

Senior Vice President — Human Resources
c/o Walter Energy
Suite 1700 - 3000 Riverchase Galleria
Birmingham, AL 35244-1370
Phone: (205) 745-2000 / Fax: (205) 278-6716

Ethics Officers:

The senior Human Resources / Employee Relations official of each Walter Energy subsidiary company

Internal Audit/ Independent Internal Auditors:

Internal Audit
c/o Walter Energy
Suite 1700 - 3000 Riverchase Galleria
Birmingham, AL 35244-1370
Phone: (205) 745-2000 / Fax: (205) 278-6716

Confidential Ethics Hotline*:

* operated by The Network, an independent third-party provider

Toll free:	(877) 899-0756 (UK residents will be subject to usual charge rates)
Fax:	(770) 409-5008
E-mail:	hotline@walterenergy.com
Web:	https://www.reportlineweb.com/walterenergy

WALTER ENERGY, INC.

Code of Conduct
Ethical Conduct Inquiry

Instructions

1.              If you are unsure of specifics, estimate or leave the space blank.

2.              You may list yourself and others in the appropriate section as persons who may have relevant information.

3.              You may leave your report with an Ethics Officer or submit it to:

Walter Energy Law Department

c/o Walter Energy

Suite 1700 - 3000 Riverchase Galleria

Birmingham, AL 35244-1370

OR

Internal Audit

c/o Walter Energy

3000 Riverchase Galleria

Suite 1700

Birmingham, AL 35244-1370

OR

The Network

Toll free:	(877) 899-0756*
Fax:	(770) 409-5008
E-mail:	hotline@walterenergy.com
Web:	https://www.reportlineweb.com/walterenergy

*UK residents will be subject to usual charge rates

4.              You may confirm that your report was received by calling the Walter Energy Law Department anonymously at (205) 745-2000 and asking if the report has been logged in.

Circumstances of Suspected Violation*
(Attach additional sheets if needed)

Briefly describe suspected violation (what happened)?

When did it happen?

Where?

Person(s) suspected of involvement:

Person (s) who may have relevant information:

Date:	Signature: (optional)

*Failure to disclose all known facts may prevent a complete and timely investigation.

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